Exhibit 8.1

October 5, 2007

Buckhead Community Bancorp, Inc.	Allied Bancshares, Inc.
415 East Paces Ferry Road	1700 Marketplace Blvd.
Atlanta, Georgia 30305	Cumming, Georgia 30041

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Buckhead Community Bancorp, Inc. (“Buckhead Community”) dated October 5, 2007 (the “Registration Statement”).

Gentlemen:

You have requested our opinion concerning certain of the federal income tax consequences of certain of that transaction described in the Registration Statement; specifically, the tax consequences of the proposed merger of Allied Bancshares, Inc. (“Allied”) with and into Buckhead Community, with Buckhead Community as the surviving entity, the “Merger” (as those terms are defined in the Registration Statement). In connection with rendering this opinion we have made certain assumptions and relied upon certain representations, including representations of the management of Buckhead and Allied, as to the facts upon which this opinion is based.

Based upon the assumptions and the representations, we confirm our opinion as set forth in the Registration Statement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.”

The opinion addresses only the effect under the federal income tax laws of the Merger, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and the reference to our firm and the above-mentioned opinion under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ POWELL GOLDSTEIN LLP